Exhibit 2.4

Description of Ordinary Shares

As of the end of the fiscal year covered by the annual report on Form 20-F (the “Annual Report”) of NetEase, Inc. (“we,” “us” or “our”) to which this description is attached or incorporated by reference as an exhibit, we registered the securities as set forth below, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange On Which Registered
American Depositary Shares, each representing five ordinary shares, par value US$0.0001 per share	NTES	The Nasdaq Stock Market LLC (NASDAQ Global Select Market)
Ordinary shares, par value US$0.0001 per share*		NASDAQ Global Select Market*
Ordinary shares, par value US$0.0001 per share	9999	The Stock Exchange of Hong Kong Limited

* Not for trading, but only in connection with the listing of American depositary shares on the NASDAQ Global Select Market.

As of the end of the fiscal year covered by the Annual Report, our share capital is US$100,030,000 divided into 1,000,300,000,000 shares of a nominal or par value of US$0.0001. As of the end of the fiscal year covered by the Annual Report, the number of ordinary shares issued and outstanding is given on the cover page of the Annual Report to which this description is attached or incorporated by reference as an exhibit.

The following are summaries of material provisions of our currently effective memorandum and articles of association, which are not intended to be a complete summary of the rights and preferences of our ordinary shares, and the Cayman Islands Companies Act (As Revised), or the Companies Act, insofar as they relate to the material terms of our ordinary shares. This summary is subject to and qualified in its entirety by reference to our memorandum and articles of association, as amended and restated from time to time (“our memorandum and articles of association”). We urge you to refer to our currently effective memorandum and articles of association in its entirety for a complete description of the rights and preferences of our ordinary shares. A copy of our second amended and restated memorandum and articles of association adopted by special resolution passed on June 15, 2023 was filed as Exhibit 1.1 to our current report on Form 6-K (file no. 000-30666) furnished to the U.S. Securities and Exchange Commission on June 15, 2023).

Rights, Preferences and Restrictions of Ordinary Shares

General. All of our issued and outstanding shares are fully paid and non-assessable. Shares are issued in registered form. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

Dividends. The holders of shares are entitled to such dividends as may be declared by our board of directors. Under Cayman Islands law, dividends may be declared and paid only out of funds legally available therefor, namely out of either profit or our share premium account, and provided further that a dividend may not be paid if this would result in our company being, immediately following such payment, unable to pay its debts as they fall due in the ordinary course of business. Any dividend which cannot be paid to a shareholder and/or which remains unclaimed after six (6) months from the date of declaration of such dividend may, in the discretion of our directors, be invested or otherwise made use of by our board for the benefit of our company until claimed. Any dividend which remains unclaimed after a period of six years from the date of declaration of such dividend shall be forfeited and shall revert to our company.

Voting Rights. Each share is entitled to one vote on all matters upon which the shares are entitled to vote, including the election of directors. A resolution put to the vote of any general meeting shall be decided on the vote of the requisite majority pursuant to a poll of the shareholders. A quorum required for a meeting of shareholders consists of one or more member’s holding shares which carry, in aggregate, not less than one third of the votes attaching to all issued and outstanding shares and entitled to vote, present at the meeting.

Any ordinary resolution to be made by the shareholders requires the affirmative vote of a simple majority of the votes which are cast by those shareholders who, being entitled to do so, vote at the shareholders’ meeting, while a special resolution (a) in respect of (i) any amendment to our memorandum of association or articles of association, or (ii) the voluntary liquidation or winding up of our company, requires the affirmative vote of no less than three-fourths (3/4) of the votes which are cast by those shareholders who, being entitled to do so, vote at the shareholders’ meeting, or (b) in respect of any other matter that requires a special resolution (other than those specified in (a) above), requires the affirmative vote of no less than two-thirds (2/3) of the votes which are cast by those shareholders who, being entitled to do so, vote at the shareholders’ meeting. A special resolution is required for certain significant corporate actions, such as amending our memorandum of association or articles or association, changing our company’s name, approving a statutory merger, or commencing a voluntary winding up. Our shareholders may by ordinary resolution, among other things, appoint or remove directors, appoint auditors, and increase our share capital. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our company entitled to vote.

Liquidation. Upon the winding up of our company, if the assets available for distribution among the holders of our shares shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed among the holders of the shares in proportion to the capital paid up at the commencement of the winding up on the shares held by them respectively. If the assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up on the shares held by them respectively.

Calls on Shares and Forfeiture of Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least fourteen (14) days prior to the specified time or times of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares. Subject to the provisions of the Companies Act, our memorandum and articles of association and, where applicable, the designated stock exchange rules and/or the rules of any competent governmental authority, we may issue shares on the terms that they are, or at our option or at the option of the holders are, subject to redemption on such terms and in such manner as may, before the issue of the shares, be determined by our board of directors or by a special resolution of our shareholders. Subject to the provisions of the Companies Act, our memorandum and articles of association and, where applicable, the designated stock exchange rules and/or the rules of any competent governmental authority, we may also repurchase any of our shares provided that the manner of such purchase has first been authorized by our board of directors or by our company in general meeting, provided that no repurchase may be made contrary to the terms or manner recommended by our directors. Under the Companies Act, the redemption or repurchase of any share may be paid out of our profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if we can, immediately following such payment, pay our debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding, or (c) if we have commenced liquidation. In addition, we may accept the surrender of any fully paid share for no consideration.

Preemptive Rights. Holders of our ordinary shares do not have preemptive rights.

Variations of Rights of Shares

The rights attached to any class of shares (unless otherwise provided by the terms of issue of the shares of that class) may only be varied either with the consent in writing of the holders of three-fourths of the voting rights of the issued shares of that class or with the sanction of a resolution passed at a separate general meeting by the holders of a majority of not less than three-fourths of the shares of that class present and voting at such a meeting.

The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking equally with or in priority or subsequent to such existing class or the redemption or purchase of any shares of any class by our company. The rights of the holders of shares shall not be deemed to be varied or abrogated by the creation or issue of shares with preferred or other rights.

General Meetings of Shareholders

Our company is required, in each financial year, to hold a general meeting as its annual general meeting, to be held within six (6) months after the end of such financial year (or such other period as may be permitted by the designated stock exchange rules), to be held at such time and place as our directors shall determine.

The directors may whenever they think fit, and they shall on the requisition of one or more our shareholders holding together, at the date of the deposit of the requisition, shares representing not less than 10% of the voting rights of our company which carry the right of voting at general meetings of our company, on a one vote per share basis in the share capital of our company, proceed to convene a general meeting of our company and add resolutions to the meeting agenda. If the directors do not within twenty-one (21) days from the date of the deposit of the requisition duly proceed to convene a general meeting, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three months after the expiration of such twenty-one (21) days. At least twenty-one (21) days’ notice in writing shall be given of an annual general meeting and at least fourteen (14) days’ notice in writing shall be given of any extraordinary general meeting.

Limitations on the Right to Own Shares

There are no limitations on the right to own our shares.

Limitations on Transfer of Shares

Subject to our articles of association and the designated stock exchanges rules, any shareholder may transfer all or any of his shares by an instrument of transfer in the usual or common form or in a form prescribed by the designated stock exchanges or in any other form approved by our board and may be under hand or, if the transferor or transferee is a clearing house or a central depository house or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as our board may approve from time to time.

Our directors may (a) decline to register any transfer of shares where holders proposing or effecting the transfers of the shares are subject to binding written agreements or applicable laws which restrict the transfer of the shares held by such holders and such holders have not complied with the terms of such agreements or the restrictions have not been waived in accordance with their terms, or such applicable law, as the case may be; (b) in their absolute discretion decline to register any transfer of shares which is not fully paid up or on which our company has a lien; and (c) decline to register any transfer of any share unless certain requirements as specified in our memorandum and articles of association have been satisfied.

Anti-Takeover Provisions

Some provisions of our memorandum and articles of association may have the effect of delaying, deferring or preventing a change of control of our company, including provisions that authorize our board of directors to issue preference shares in one or more series and to designate the rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations of such preference shares without any further vote or action by our shareholders, and provisions which limit the ability of our shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our currently effective amended and restated memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Disclosure of Shareholder Ownership

There are no provisions in our memorandum or articles of association that require our company to disclose shareholder ownership above any particular ownership threshold.

Changes in Capital

We may from time to time by ordinary resolution increase our share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe. The new shares shall be subject to the same provisions with reference to the payment of calls, lien, transfer, transmission, forfeiture and otherwise as the shares in the original share capital. We may by ordinary resolution:

(a)consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

(b)sub-divide our existing shares, or any of them, into shares of smaller amount than is fixed by our memorandum of association or into shares without nominal or par value; and

(c)cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person.

We may by special resolution reduce our share capital and any capital redemption reserve fund in any manner authorized by the Companies Act.

Differences in Corporate Law

The Companies Act of the Cayman Islands is modeled after that of the English companies’ legislation but does not follow recent English law statutory enactments and accordingly there are significant differences between the Companies Act of the Cayman Islands and the current Companies Act of England. In addition, the Companies Act of the Cayman Islands differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act of the Cayman Islands applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements. The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation (a “Plan”), which must then be authorized by each constituent company by way of (a) a special resolution of the shareholders of each such constituent company; and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The consent of each holder of a fixed or floating security interest of a Cayman Islands constituent company must be obtained, unless the Grand Court of the Cayman Islands waives such requirement. The Plan must be filed with the Registrar of Companies together with, among other documents, a director’s declaration as to the solvency of the constituent company and of the consolidated or surviving company, a director’s declaration of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Grand Court of the Cayman Islands) if they follow the required procedures set out in the Companies Act, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement in question is approved by (a) 75% in value of shareholders, or (b) a majority in number representing 75% in value of creditors, depending on the circumstances, that are present and voting either in person or by proxy at a meeting, or meetings convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it satisfies itself that:

●the statutory provisions as to required vote have been complied with;
●the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;
●the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholders upon a tender offer. When a tender offer is made and accepted by holders of 90% of the affected shares within four months, the offeror may, within a two-month period after expiry of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of a scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, in accordance with the foregoing statutory provisions, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when: (a) a company acts or proposes to act illegally or ultra vires; (b) the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and (c) those who control the company are perpetrating a “fraud on the minority.”

Indemnification. Cayman Islands law does not (other than as set forth hereafter) limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our articles of association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own willful neglect or default.

Insofar as indemnification or liability arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.